                                                                    EXHIBIT 23.3


We consent to incorporation herein by reference of our reports dated October 22, 1997, relating to the consolidated statements of operations, shareholders' equity (deficit), and cash flows of the The Santa Cruz Operation, Inc. and subsidiaries for the year ended September 30, 1997, and the related schedule, which reports appear or are incorporated by reference in the September 30, 1999, annual report on Form 10K/A of the Santa Cruz Operation, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.




                                                                /s/ KPMG LLP

Mountain View, California
November 6, 2000